Filed Pursuant to Rule 424(b)(5)

Registration No. 333-206396

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 14, 2016)

This prospectus supplement supplements our prospectus supplement dated October 18, 2016 relating to our At The Market offering program. Please see the “Explanatory Note” contained herein.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the documents we incorporate by reference in this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

On October 14, 2016, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), relating to our common stock, par value $0.0001 per share (“Common Stock”), having an aggregate offering price of up to $20,000,000 (the “Offering Amount”). In accordance with the terms of the Purchase Agreement, we issued Aspire Capital 70,000 shares of the Company’s Common Stock (as adjusted to reflect the reverse stock split in the ratio of 10 to 1 that was effective on July 20, 2017) as consideration for entering into the Purchase Agreement and Aspire Capital committed to purchase up to the Offering Amount of shares of our Common Stock over a term of 24 months from the execution of the Purchase Agreement (the “Offering Shares”). The purchase price for the Offering Shares would be based upon one of two formulas set forth in the Purchase Agreement depending on the type of purchase notice we were to submit to Aspire Capital from time to time.

We are filing this prospectus supplement to inform investors that we have terminated the At the Market offering program with Aspire Capital, effective from the date hereof.